UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

Alector, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38792	82-2933343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd. Suite 600
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 231-5660

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On March 15, 2024, Terry McGuire informed Alector, Inc. (the “Company”) of his resignation as a member of the Board of Directors (the “Board”) and all committees and subcommittees thereof, effective close of business March 20, 2024. Mr. McGuire is retiring from the Board for personal reasons, after many years of dedicated service, and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company thanks Mr. McGuire for his service and wishes him the best in his future endeavors.

Appointment of Directors

On March 19, 2024 (the “Appointment Date”), each of Errol De Souza, Ph.D. and Mark Altmeyer was appointed to the Board. Dr. De Souza will serve as a Class II director, with a term expiring at the Company’s 2026 annual meeting of stockholders, and Mr. Altmeyer will serve as a Class III director, with a term expiring at the Company’s 2024 annual meeting of stockholders. Upon joining the Board, Dr. De Souza is appointed to the Compensation and Audit Committees of the Board. Mr. Altmeyer is appointed to the Audit and Corporate Governance and Nominating Committees of the Board.

Upon the effectiveness of the appointment of Dr. De Souza and Mr. Altmeyer, the size of the Board was increased from eight to ten directors. The size of the Board was subsequently reduced to nine directors, effective immediately following the effectiveness of Mr. McGuire’s resignation.

Each of Dr. De Souza and Mr. Altmeyer will be compensated in accordance with the Company’s Outside Director Compensation Policy for non-employee directors, as may be amended from time to time, filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed on February 27, 2024. On the Appointment Date, each of Dr. De Souza and Mr. Altmeyer was automatically granted a nonstatutory stock option to purchase 19,420 shares of Common Stock of the Company (the “Option Award”) and 41,250 restricted stock units that settle in shares of Common Stock of the Company (the “RSU Award”). Each Option Award will vest as to 1/48th of the shares subject to the Option Award on the one-month anniversary of the Appointment Date and as to 1/48th of the shares subject to the Option Award each month thereafter, in each case subject to each of Dr. De Souza and Mr. Altmeyer continuing to be a service provider through the applicable vesting date. Each RSU Award will vest as to 1/12th of the shares subject to the RSU Award on the first Quarterly Vesting Date (as defined below) that occurs on or following the date that is three months after the Appointment Date, and as to 1/12th of the shares on each Quarterly Vesting Date thereafter, in each case subject to each of Dr. De Souza and Mr. Altmeyer continuing to be a service provider through the applicable vesting date. “Quarterly Vesting Date” means each of March 1, June 1, September 1, and December 1. Each Option Award and RSU Award will become fully vested and exercisable immediately prior to a change in control transaction, subject to each of Dr. De Souza and Mr. Altmeyer continuing to be a service provider through such change in control. Each of Dr. De Souza and Mr. Altmeyer will also be reimbursed for out-of-pocket expenses incurred in connection with his attendance at Board meetings.

Each of Dr. De Souza and Mr. Altmeyer will be eligible for further equity awards on the same terms as other continuing non-employee members of the Board. Each of Dr. De Souza and Mr. Altmeyer also executed the Company’s standard form of indemnification agreement, which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 7, 2019 (File No. 333-229152).

There is no arrangement or understanding between Dr. De Souza or Mr. Altmeyer, and any other persons pursuant to which Dr. De Souza or Mr. Altmeyer was elected as a director. In addition, neither Dr. De Souza nor Mr. Altmeyer is a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALECTOR, INC.

Date: March 21, 2024	By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D. Co-founder and Chief Executive Officer